Exhibit 10.11

AMENDMENT TO STANDBY EQUITY PURCHASE AGREEMENT

This Amendment), dated as of June 5, 2025, to the Standby Equity Purchase Agreement Agreement , dated as of May 30, 2025, is made by and between YA II PN, LTD., a Cayman Islands exempt Investor and Nuburu, Inc., a company Delaware Company. Capitalized terms used in this Amendment have the meanings ascribed in the Agreement, unless otherwise defined herein.

1.
AMENDMENT

Section 2.01(c)(iii) of the Agreement is hereby amended and restated in its entirety as set forth below:

Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, to the extent that the rules of NYSE American require stockholder approval for transactions hereunder that would exceed 19.99% of the issued and outstanding Common Shares), the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 11,049,229 (representing 19.99% of the aggregate number of Common Shares issued and outstanding as of the Effective Date of this Agreement (subject to adjustment for any stock splits, combinations or the like)), calculated in accordance with the rules of NYSE American, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of NYSE

Exchange Cap provided that, the Exchange Cap will to this Agreement in excess of the Exchange Cap in accordance with the rules of NYSE American. In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

2.
MISCELLANEOUS

This Amendment may be executed (including electronically) by one or more of the Parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined, mutatis mutandis, in accordance with the provisions of the Agreement, including Articles VIII through XI.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:

NUBURU, INC.

By:	/s/ Alessandro Zamboni
Name:	Alessandro Zamboni
Title:	Executive Chairman

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matthew Beckman
	Name:	Matthew Beckman
	Title:	Manager